Exhibit 4.3

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of December 21, 2012, is made by and among Carbylan Biosurgery, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (as herein defined) listed on Exhibit A attached hereto, and the holders of the Company’s Series B Preferred Stock (as herein defined) listed on Exhibit A attached hereto.

WHEREAS, the Company and the Investors (as defined herein) have previously entered into that certain Registration Rights Agreement dated as of November 9, 2007 (the “Prior Rights Agreement”), pursuant to which the Company granted the Investors certain rights.

WHEREAS, the Company has or will enter into a Series B Purchase Agreement (as herein defined), pursuant to which the Series B Investors will acquire additional shares of the Company’s Series B Preferred Stock.

WHEREAS, the Company, the Series A Investors and the Series B Investors deem it to be in their respective best interests to set forth herein their rights in connection with registration, public offerings and sales of the Common Stock (as herein defined) and are entering into this Agreement as a condition to, and in connection with, the Series B Investors entering into the Series B Purchase Agreement (as herein defined).

WHEREAS, pursuant to Section 18 of the Prior Rights Agreement, the Prior Rights Agreement may be amended with the written consent of the Company and Investors holding a majority of the Registrable Shares then outstanding, which written consent is evidenced by the signatures of the Company and the Investors holding a majority of the Registrable Shares now outstanding and on the signature pages of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Company, the Series A Investors and the Series B Investors hereby agree as follows:

Section 1.      Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Initial Offering” shall mean the initial public offering of the Company’s Common Stock, registered under the Securities Act.

“Investor” shall mean any Series A Investor or Series B Investor.

“Person” shall be construed broadly to include any individual, partnership, limited liability company, corporation, affiliated group, trust or other legal entity.

“Primary Shares” means at any time the authorized but unissued shares of Common Stock.

“Registrable Shares” means Restricted Shares (i) issued or issuable upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock, (ii) issued or issuable to an Investor after the date hereof pursuant to the right of first refusal set forth in Section 3.3 or the preemptive rights set forth in Section 3.4 of the Amended and Restated Stockholders’ Agreement of even date herewith, and (iii) issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above.

“Registration Date” means the date upon which the registration statement pursuant to which the Company shall consummate the Initial Offering shall have been declared effective.

“Restricted Shares” means shares of Common Stock held by any Investor and any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock or other securities which are so exercisable, exchangeable or convertible and any securities received in respect thereof, which are held by such Investor. As to any particular Restricted Shares, once issued, such Restricted Shares shall cease to be Restricted Shares when (i) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to such effective registration statement, (ii) they are eligible to be sold or distributed pursuant to Rule 144 (including, without limitation, Rule 144(k)) within any consecutive three (3) month period without volume or manner of sale limitations, or (iii) they shall have ceased to be outstanding.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” means the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Series A Investors” means the holders of the Company’s Series A Preferred Stock (including shares of Common Stock issuable upon the conversion thereof) listed on Exhibit A attached hereto, and includes any successor to, or assignee or transferee of, any such person who or which agrees in writing to be treated as a Series A Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B Investors” means the holders of the Company’s Series B Preferred Stock (including shares of Common Stock issuable upon the conversion thereof) listed on Exhibit A attached hereto, and includes any successor to, or assignee or transferee of, any such person who or which agrees in writing to be treated as a Series B Investor hereunder and to be bound by the terms and comply with all applicable provisions hereof

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Series B Purchase Agreement” means the Series B Preferred Stock Purchase Agreement with respect to the purchase and sale of shares of the Company’s Series B Preferred Stock, dated as of the date hereof, by and among the Company and the Series B Investors, as it may be amended from time to time.

Section 2.       Required Registration.

a.       At any time following the earlier of five (5) years from the date of the Closing (as such term is defined in the Series B Purchase Agreement) and six (6) months after the Company’s Initial Offering, if the holders of at least twenty percent (20%) of the Registrable Shares then outstanding shall in writing state that such holders desire to sell Registrable Shares in the public securities markets and request the Company to effect the registration under the Securities Act of such Registrable Shares (such registration having an aggregate offering price to the public of not less than $10,000,000), the Company shall promptly use its best efforts to effect the registration under the Securities Act of the Registrable Shares which the Company has been so requested to register by such Investors.

b.       Notwithstanding anything contained in this Section 2 to the contrary, the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

i.         The Company shall not be obligated to use its best efforts to file and cause to become effective more than three (3) registration statements for the holders of the Registrable Shares initiated pursuant to Section 2(a) above.

ii.         The Company may delay the filing or effectiveness of any registration statement for a period of up to ninety (90) days after the date of a request for registration pursuant to this Section 2 if at the time of such request (A) the Company is engaged, or has fixed plans to engage within ninety (90) days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3, and the Company has delivered notice to the holders of Registrable Shares thereof within thirty (30) days of the registration request made pursuant to Section 2(a) hereof, or (B) the Company reasonably determines that such registration and offering would be materially detrimental to the Company and its stockholders, as approved by the Board; provided, however, that the Company may only delay the filing or effectiveness of a registration statement pursuant to this Section 2(b) for a total of ninety (90) days after the date of a request for registration pursuant to Section 2(a); and provided further that the Company may not utilize this right more than once in any twelve (12) month period.

iii.         With respect to any registration pursuant to Section 2(a), the Company shall give notice of such requested registration to the Investors who do not request registration hereunder, and the Company may include in such registration any Primary Shares; provided however that if the managing underwriter advises the Company that the inclusion of all Registrable Shares and/or Primary Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares and/or Primary Shares proposed to be included in such registration shall be included in the following order:

(A)       first, the Registrable Shares requested to be included in such registration (or, if necessary, such Registrable Shares pro rata among the holders thereof based on the number of Registrable Shares requested to be registered by each such holder); and

(B)       second, the Primary Shares.

iv.         If the Investors which are holders of the Registrable Shares requesting to be included in a registration pursuant to Section 2(a) so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering. The Investors holding a majority of the Registrable Shares requested to be included in such registration shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Company to act as the lead managing underwriter or underwriters in connection with such offering.

v.         At any time before the registration statement covering Registrable Shares pursuant to Section 2(a) becomes effective, the holders of a majority of the Registrable Shares held by the Investors initiating such registration may request the Company to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made (A) as a result of a delay pursuant to Section 2(b)(ii) above, (B) in response to the material adverse effect of an event on the business, properties, condition, financial or otherwise, or operations of the Company not actually known (without imputing the knowledge of any other Person to such holders) by the holders initiating such request at the time their request was made, or (C) in response to material information with respect to the Company not actually known (without imputing the knowledge of any other person to such holders) by the holders initiating such request at the time their request was made, which material information would make it inadvisable or difficult to effect such registration, then the holders shall be deemed to have used one of their demand registration rights under Section 2(b)(i) and the Company shall no longer be obligated to register Registrable Shares pursuant to the exercise of such one registration right pursuant to Section 2(a) unless the holders of Registrable Shares shall pay to the Company the expenses incurred by the Company through the date of such request to withdraw or not file the registration statement.

vi.         The Company shall not be obligated to file or cause to become effective a registration statement for the holders of the Registrable Shares initiated pursuant to Section 2(a) above during the 180-day period beginning on the Registration Date.

Section 3.       Piggyback Registration.

a.       If the Company proposes for any reason to register Primary Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall give written notice to the Investors of its intention to so register such Primary Shares at least thirty (30) days before the initial filing of such registration statement and, upon the written request of the Investors to include in such registration Registrable Shares (which request shall be delivered to the Company within twenty (20) days after delivery of any such notice by the Company, and shall specify the number of Registrable Shares proposed to be included in such registration and shall state that such Investors desire to sell such Registrable Shares in the public securities markets), the Company shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares requested to be included in such registration would be materially detrimental to the successful marketing (including pricing) of the Primary Shares proposed to be registered by the Company, then the number of Primary Shares and Registrable Shares proposed to be included in such registration shall be included in the following order:

i.       first, the Primary Shares; and

ii.      second, any Registrable Shares requested to be included in such registration pursuant to Section 3(a) pro-rata among such Investors holding Registrable Shares based upon the number of Registrable Shares requested to be registered by each such Investor.

b.        For the purposes of cutbacks pursuant to this Section 3, in no event shall the aggregate amount of Registrable Shares held by the Investors included in the registration be reduced below 20% of the total amount of securities included in such registration, except with respect to registration of securities in connection with the Initial Offering wherein the aggregate amount of Registrable Shares held by the Investors included in the registration may be reduced to zero.

Section 4.       Registrations on Form S-3.

Anything contained in Section 2 to the contrary notwithstanding, at such time as the Company shall be qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the holders of the Registrable Shares then outstanding shall have the right to request in writing unlimited demand registrations on Form S-3, or such successor form, which request or requests shall (a) specify the number of Registrable Shares intended to be sold or disposed of and the holders thereof, (b) state the intended method of disposition of such Registrable Shares and (c) relate to Registrable Shares having an aggregate offering price of at least one million dollars ($1,000,000); provided, however, that the Company shall not be required to file more than two (2) such registrations on Form S-3 in any twelve (12) month period. A requested registration on Form S-3 or any such successor form in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2 but shall otherwise be treated as a registration initiated pursuant to, and shall, except as otherwise expressly provided in this Section 4, be subject to Section 2, including, without limitation, Section 2(b)(iii).

Section 5.      Lock-Up Agreement.

a.      In connection with the Initial Offering, each Investor agrees that he, she or it, shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any shares of Common Stock (other than those shares of Common Stock included in such registration) without the prior written consent of the Company or the underwriters, as the case may be, for a period (the “Lockup Period”)

designated by the Company or the underwriters, as the case may be, in writing to the Investors, which period shall not exceed one hundred eighty (180) days after the effective date of such registration statement (provided, that such 180-day period may be extended to the extent necessary to permit any managing underwriter to comply with the National Association of Securities Dealers, Inc. (“NASD”) Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation; provided, however, that all executive officers, directors and holders of 1% or more of the Company’s outstanding capital stock must agree to a Lockup Period of at least the same duration. The Company shall obtain the agreement of any person permitted to sell shares of stock in a registration to be bound by and to comply with this Section 5 as if such person was an Investor hereunder. Notwithstanding the foregoing, in the event any of the agreements or restrictions set forth above are waived or terminated with respect to any holder of securities of the Company, then the foregoing provisions shall be waived or terminated with respect to each Investor to the same extent.

b.      Each Investor agrees that he, she or it shall adhere to any trading restrictions put forward by the lead underwriter for one hundred eighty (180) days following the effective date of a registration statement as part of any secondary public offering or sales of Common Stock; provided, however, that all holders of more than 5% or more of the Company’s outstanding capital stock must agree to adhere to such trading restrictions.

Section 6.      Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares, the Company shall, as expeditiously as practicable:

a.      use its best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective until all of such Registrable Shares have been disposed of;

b.      furnish, at least five (5) business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the holders of Registrable Shares requesting such registration (the “Investors’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five (5) business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

c.      prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until all of such Registrable Shares have been disposed of and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

d.      notify in writing the Investors’ Counsel (i) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

e.      use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Investors reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investors to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Investors; provided however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e) or to provide any material undertaking or make any changes in its Bylaws or Certificate of Incorporation which the Board determines to be contrary to the best interests of the Company or to modify any of its contractual relationships then existing;

f.      furnish to the Investors such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investors may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

g.      without limiting subsection (e) above, use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Investors holding such Registrable Shares to consummate the disposition of such Registrable Shares;

h.      notify the Investors holding such Registrable Shares on a timely basis at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Investors, prepare and furnish to such Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

i.      subject to the execution of confidentiality agreements in form and substance satisfactory to the Company, make available upon reasonable notice and during normal business hours, for inspection by the Investors holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Investors or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (a) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (b) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (c) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their affiliates; the Investors agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

j.      use its best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

k.      use its best efforts to obtain from its counsel an opinion or opinions in customary form;

l.      provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

m.      issue to any underwriter to which the Investors holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

n.      list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on a national securities exchange as the holders of a majority of such Registrable Shares shall reasonably request;

o.      otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements in accordance with Rule 158 of the Securities Act covering a period of twelve (12) months beginning within three (3) months after the effective date of the registration statement; and

p.       subject to all the other provisions of this Agreement, use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

q.      Each holder of the Registrable Shares, upon receipt of any notice from the Company of any event of the kind described in Section 6(h) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h) hereof, and, if so directed by the Company, such holder shall deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

Section 7.      Expenses.

All expenses (other than underwriting discounts and commissions relating to the Registrable Shares, as provided in the last sentence of this Section 7) incurred by the Company in complying with Section 6, including, without limitation, all registration and filing fees (including all expenses incident to filing with NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and reasonable fees and expenses of one Investors’ Counsel (such Investors’ Counsel’s fees and expenses not to exceed $50,000) shall be paid by the Company. All underwriting discounts and selling commissions applicable to the Registrable Shares shall be borne by the holders selling such Registrable Shares, in proportion to the number of Registrable Shares sold by each such holder.

Section 8.      Indemnification.

a.      In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the holders of Registrable Shares, each underwriter, broker or any other person acting on behalf of the holders of Registrable Shares (including such holders’ directors, officers and agents) and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse the holders of Registrable Shares, such underwriter, such broker or such other person acting on behalf of the holders of Registrable Shares and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the holders of Registrable Shares or their counsel or underwriter specifically for inclusion therein; provided further, however that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary prospectus but eliminated or remedied in the final prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any holder of Registrable Shares, underwriter, broker or other person acting on behalf of holders of the Registrable Shares from whom the person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final prospectus had been made available to such person and such holder of Registrable Shares, underwriter, broker or other person acting on behalf of holders of the Registrable Shares within a reasonable period of time prior to the sale, and such final prospectus was not delivered to such person with or prior to the written confirmation of the sale of such Registrable Shares to such person.

b.      In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each holder of Registrable Shares shall severally and not jointly indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 8) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Shares and each person who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, if such untrue statement, allegedly untrue statement, omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by the holders of Registrable Shares or their counsel or underwriter specifically for inclusion in such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

c.      Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party will, if a claim in respect thereof may be made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party on account of this Section 8. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party (but shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section 8. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim.

d.      If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No person guilty of fraudulent misrepresentation shall be entitled to contribution from any person.

Section 9.      Underwriting Agreement.

Notwithstanding the provisions of Sections 5, 6, 7 and 8, to the extent that the Investors shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such agreement addressing such issue or issues shall control.

Section 10.      Information by Holder.

The Investors shall furnish to the Company such written information regarding the Investors and the distribution proposed by any Investors as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 11.      Exchange Act Compliance.

From the Registration Date or such earlier date as a registration statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act applicable to it (whether or not it shall be required to do so, but specifically excluding Section 14 of the Exchange Act if not then applicable to the Company) and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with the Investors in supplying such information as may be necessary for the Investors to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 12.      Future Rights.

The Company shall not, after the date hereof, grant any registration rights to any Person, except registration rights which are subordinate to the rights of the Series A Preferred Stock and Series B Preferred Stock, without the consent of the holders of two-thirds of the Registrable Shares then outstanding.

Section 13.      Termination.

This Agreement shall terminate and be of no further force or effect on the first to occur of (i) seven (7) years after the date of the Initial Offering; (ii) when all of the Registrable Shares held by the Investors are eligible to be sold or distributed pursuant to Rule 144 within any consecutive three (3) month period without volume or manner of sale limitations; or (iii) when there shall no longer be any Registrable Shares outstanding.

Section 14.      Benefits of Agreement; Third Party Beneficiary.

This Agreement shall bind and inure to the benefit of the Company, the Investors and subject to Section 15, the respective successors and assigns of the Company and the Investors. The managing underwriter(s) of the Initial Offering are intended third party beneficiaries of the agreements of the Company and the Investors contained in Section 5.

Section 15.      Assignment.

Each Investor may assign its rights hereunder to (i) any partner or retired partner of any holder which is a partnership, (ii) any family member or trust for the benefit of any individual holder, or (iii) any transferee who acquires at least 50,000 Registrable Shares; provided, however, that such transferring Investor shall provide prior written notice to the Company and such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto.

Section 16.      Entire Agreement.

This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the Investors and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

Section 17.      Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Pacific Daylight or Pacific Standard Time, whichever is then in effect) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 5:30 p.m. (Pacific Daylight or Pacific Standard Time, whichever is then in effect) on any date and earlier than 11:59 p.m. (Pacific Daylight or Pacific Standard Time, whichever is then in effect) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, (iv) upon three days after mailing if sent by certified or registered mail or (v) actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

i.       if to the Company, to:

    Carbylan Biosurgery, Inc.

    3181 Porter Drive

    Palo Alto, CA 94304

    Telephone No.: (650) 855-6777

    Facsimile No.: (650) 855-9119

    Attention: George Y. Daniloff

    With a copy to:

    Cooley LLP

    3175 Hanover Street

    Palo Alto, CA 94304

    Telephone: (650) 843-5011

    Facsimile: (650) 618-2034

    Attention: Mark B. Weeks

ii.      if to the Investors, to their respective addresses set forth on Exhibit A hereto.

Section 18.      Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Company and Investors holding at least a majority of the Registrable Shares held by all Investors then outstanding; provided, however, that any modification, amendment or waiver that treats any Investor differently than the other Investors generally must be approved by such Investor in writing.

Section 19.      Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 20.      Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 21.      Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 22.      Additional Signatories.

Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series B Preferred Stock pursuant to the Series B Purchase Agreement, any purchaser of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Series B Investor” and an “Investor” and a party hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement on the date first written above.

CARBYLAN BIOSURGERY, INC.

By: /s/ George Y. Daniloff
Name: George Y. Daniloff
Title: Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG CARBYLAN BIOSURGERY, INC. AND THE INVESTORS

INVESTOR

VIVO VENTURES FUND VI, L.P.
By: Vivo Ventures VI, LLC, its General Partner

By: /s/ Albert Cha
Name: Albert Cha
Title: Managing Member

VIVO VENTURES VI AFFILIATES FUND, L.P.
By: Vivo Ventures VI, LLC, its General Partner

By: /s/ Albert Cha
Name: Albert Cha
Title: Managing Member

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG CARBYLAN BIOSURGERY, INC. AND THE INVESTORS

INVESTOR

INTERWEST PARTNERS IX, LP

By: InterWest Management Partners IX LLC, its General Partner

By: /s/ Christopher Ehrlich
Name: Christopher Ehrlich
Title: Venture Member

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG CARBYLAN BIOSURGERY, INC. AND THE INVESTORS

INVESTOR

ACP IV, L.P. By: ACMP IV, LLC, its General Partner

By:/s/ Hilary Strain
Name: Hilary Strain
Title: Chief Financial Officer

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG CARBYLAN BIOSURGERY, INC. AND THE INVESTORS

INVESTOR

By: /s/ George Y. Daniloff
Name: George Y. Daniloff
Title: Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG CARBYLAN BIOSURGERY, INC. AND THE INVESTORS

INVESTOR

ELIOT M. FRIED AND CYNTHIA N. FRIED, AS CO-TRUSTEES OF THE FRIED LIVING TRUST, DATED 1/3/08

By: /s/ Eliot M. Fried
Name: Eliot M. Fried
Title: Co-Trustee

By: /s/ Cynthia N. Fried
Name: Cynthia N. Fried
Title: Co-Trustee

Exhibit A

Name, Address, Number of Shares of Preferred Stock Held by Investors

Name of Investors	Address	No. of Shares of Series A Preferred Stock	No. of Shares of Series B Preferred Stock
Vivo Ventures Fund VI, L.P.	Address intentionally omitted	0	9,905,811
Vivo Ventures VI Affiliates Fund, L.P.	Address intentionally omitted	0	72,570
InterWest Partners IX, L.P.	Address intentionally omitted	3,326,126	8,581,407
ACP IV, L.P.	Address intentionally omitted	2,910,360	7,924,497
Dr. Michael Ehrlich	Address intentionally omitted	0	20,788
Eliot M. Fried and Cynthia N. Fried, as Co-Trustees of the Fried Living Trust, dated 1/3/08	Address intentionally omitted	41,576	83,153
Mark Weeks	Address intentionally omitted	0	12,473
HEWM/VLG Investments LLC	Address intentionally omitted	13,858
VLG Investments 2007 LLC	Address intentionally omitted		29,103

Name of Investors	Address	No. of Shares of Series A Preferred Stock	No. of Shares of Series B Preferred Stock
St. Roy Trust, Dated January 27, 2006 Gary Stroy Trustee	Address intentionally omitted	41,576
Dianne Reed	Address intentionally omitted	13,858
George Daniloff	Address intentionally omitted	41,576
Gordon Saul	Address intentionally omitted	41,576
WS Investment Company, LLC (2005A)	Address intentionally omitted	13,858
Silicon Valley Bank	Address intentionally omitted	83,153 (which shares are issuable upon the exercise of a Warrant to Purchase Stock issued December 13, 2006)	166,307 (which shares are issuable upon the exercise of Warrants to Purchase Stock issued October 26, 2011, as amended)